Filed Pursuant to Rule 433
Registration No. 333-269983
May 3, 2023
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated May 1, 2023)

Issuer:	Alabama Power Company (the "Company")
Security:	Series 2023A Floating Rate Senior Notes due May 15, 2073 (the "Series 2023A Senior Notes")
Expected Ratings:*	A1(Stable)/A-(Stable)/A+(Negative) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$200,000,000
Initial Public Offering Price:	100%
Maturity Date:	May 15, 2073
Interest and Interest Payment Dates:	Floating rate based on Compounded SOFR (calculated as described in the Preliminary Prospectus Supplement), minus 0.35%, calculated quarterly, and payable on February 15, May 15, August 15 and November 15 of each year, beginning August 15, 2023
Optional Redemption:
On or after May 15, 2053, the Company may redeem the Series 2023A Senior Notes at its option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (in each case expressed as a percentage of the principal amount), if redeemed during the twelve-month periods beginning on May 15 as set forth below:

	Twelve-Month Period Beginning on	Redemption Price
	May 15, 2053	105.00%
	May 15, 2054	104.50%
	May 15, 2055	104.00%
	May 15, 2056	103.50%
	May 15, 2057	103.00%
	May 15, 2058	102.50%
	May 15, 2059	102.00%
	May 15, 2060	101.50%
	May 15, 2061	101.00%
	May 15, 2062	100.50%
	May 15, 2063	100.00%
	and thereafter at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the redemption date

Repayment at Option of Holder:
The Series 2023A Senior Notes will be repayable at the option of a holder of the Series 2023A Senior Notes, in whole or in part, on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount) as set forth below:

	Repayment Date	Repayment Price
	May 15, 2024	98.00%
	November 15, 2024	98.00%
	May 15, 2025	98.00%
	November 15, 2025	98.00%
	May 15, 2026	98.00%
	November 15, 2026	98.00%
	May 15, 2027	98.00%
	November 15, 2027	98.00%
	May 15, 2028	98.00%
	November 15, 2028	99.00%
	May 15, 2029	99.00%
	November 15, 2029	99.00%
	May 15, 2030	99.00%
	November 15, 2030	99.00%
	May 15, 2031	99.00%
	November 15, 2031	99.00%
	May 15, 2032	99.00%
	November 15, 2032	99.00%
	May 15, 2033	99.00%
	November 15, 2033	99.00%
	May 15, 2034	100.00%
	and on May 15 of every second year thereafter, through and including May 15, 2070, at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the repayment date
Format:	SEC Registered
Denominations:	$1,000 and integral multiples of $1,000
CUSIP/ISIN:	010392 GA0/US010392GA07
Trade Date:	May 3, 2023
Expected Settlement Date:	May 8, 2023 (T+3)
Book-Running Manager:	Morgan Stanley & Co. LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alabama Power Company collect at 1-205-257-2619 or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.